Exhibit 99.1

HEARUSA REVENUES INCREASE 20.5% IN FOURTH QUARTER

AND 15.8% FOR 2006 FISCAL YEAR

West Palm Beach, Florida, January 9, 2007 – HearUSA, Inc. (AMEX: EAR) today reported that revenue for the fourth quarter of fiscal 2006 increased by 20.5% percent to approximately $22.8 million from $19.0 million in the fourth quarter a year earlier.  The company also announced that during the quarter the company closed on seven acquisitions (eleven centers) with total trailing twelve month revenues of approximately $4.9 million.

Revenues for 2006 fiscal year increased approximately 15.8% to $88.8 million from $76.7 million for the prior year.  During the fiscal year, the Company completed 20 acquisitions (thirty one centers) with trailing twelve month revenues of approximately $15.8 million.

Ken Schofield, Senior Vice President and Chief Operating Officer, commented, “We are pleased to report that the Florida Medicaid issue, reported last quarter, has proven to be an aberration as we thought. While it took most of our Q4 to run its course, we are confident that this is now behind us and should have no impact on our performance in fiscal 2007.”

Looking forward to 2007, the Company announced that it has already signed letters of intent for six acquisitions with trailing twelve month revenues of $3.7 million, which are expected to close in the first quarter of 2007.  In addition, the Company stated that revenues for fiscal 2007 are expected to increase 15% to 20% over 2006 levels and reach $102 to $107 million.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through its company-owned hearing care centers, which offer a complete range of quality hearing aids, with an emphasis on the latest digital technology.  HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,400 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices.  For further information, click on "investor information" at HearUSA's website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including the statements that the Company expects to complete six acquisitions during the first quarter of 2007 and expects to increase revenues for fiscal 2007 by 15% to 20% over 2006 levels to reach $102 to $107 million for the year. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company's goods and services; successful implementation of the Company's acquisition program; changes in the pricing environment; general economic conditions in those geographic regions where the Company's centers are located; the impact of competitive products; and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10K/A for the 2005 fiscal year.

CONTACTS:

Paul A. Brown, M.D, Founder & Chairman	Alisa Steinberg (Media)
Stephen J. Hansbrough, President & CEO	Stephen D. Axelrod, CFA
HearUSA, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(561) 478-8770	Tel. (212) 370-4500 Fax (212) 370-4505